Exhibit 10.29

CREDIT SUISSE (Schweiz) AG
Hagenholzstrasse 20/22	Phone +41 (0)44 333 11 11
CH-8070 Zurich	www.credit-suisse.com

Credit Risk Management Recovery Management, CCVB 21E Yvonne Kühne Vice President +41 (0)44 334 30 95 yvonne.kuehne@credit-suisse.com	Registered Letter Hocoma AG Dr. Patrick Bruno Industriestrasse 4 8604 Volketswil

February 1, 2023

Addendum to Master Credit Agreement dated 07/21/2020 and 07/23/2020 including Addenda dated 11/29/2021 and 02/02/2022

Borrower: Hocoma AG

Dear Dr. Bruno,

We are writing in regard to the bank communication dated January 17, 2023, and with this letter are informing you of the following changes to the above credit agreement.

Amortization

The line of credit shall be reduced as follows:

-	CHF 100,000.00, monthly, for the first time on 01/31/2023
-	CHF 200,000.00, monthly, for the first time on 04/30/2023

The utilization of the individual credit products is in any case limited by the amount of the available line of credit.

Waiver

We have noted that Hocoma AG was unable to fulfill the following conditions stipulated in the above credit agreement:

●	Financial ratio; minimum EBITDA of CHF 10,000,000.00 (basis: revised, consolidated financial statements as of 03/31/2022)
●	Reporting obligation; submission of annual financial statements within 4 months of closing

We would like to inform you that we waive the right to assert the consequences of default under the credit agreement due to the aforementioned violation of the financial ratio and the late submission of the annual financial statements. We also expressly find that this waiver does not constitute a precedent for any future breaches of contract, and we therefore expressly reserve our rights in the event of future breaches of contract.

As already communicated by email, a waiver fee of CHF 33,000.00 will be charged, and a partial charge of CHF 25,000.00 has already been made. We ask that you arrange a corresponding transfer for the difference of CHF 8,000.00 within the next few days.

This letter forms an integral part of the above credit agreement including the associated addenda. The remaining provisions and specifications stated therein remain valid.

We ask you to consider the turnover clause and implement an equivalent allocation of the turnover to the financing banks.

If you have any questions, Ms. Yvonne Kühne will be happy to help you.

Kind regards,

CREDIT SUISSE (Schweiz) AG

[signature]	[initials]

Benedikt Bischoff Vice President	Yvonne Kühne Vice President